Exhibit 10.1

MANAGING DIRECTOR AGREEMENT

1	PARTIES

1.1	Company:

Spinnova Oyj

Business ID: ***

Address: Palokärjentie 2-4, 40320 Jyväskylä

1.2	Managing Director (“Managing Director”):

Poranen, Janne Tapani

Personal ID: ***

Address: ***

2	BACKGROUND AND PURPOSE

2.1	Purpose

In this Agreement the Parties agree upon the rights and obligations of both Parties in relation to the service of the Managing Director. This Agreement does not constitute an employment contract referred to in the Finnish Employment Contracts Act (55/2001, as amended) and that the provisions set out in the Employment Contracts Act do not apply to this Agreement.

3	EFFECTIVE DATE

The Managing Director shall assume his/her duties latest on March 20,2025 and this Agreement shall remain in force until further notice.

4	DUTIES OF THE MANAGING DIRECTOR

4.1	Scope of Work

The Managing Director is responsible for leading and overseeing the business operations and the administrative governance of the Company in accordance with the provisions set out in the Articles of Association, the Finnish Limited Liability Companies Act (624/2006, as amended) and other legislation in addition to the Company’s valid rules and practices as well as the instructions and guidelines given by the Company’s Board of Directors.

The Managing Director shall see to it that the accounts of the Company are in compliance with the law and that its financial affairs have been arranged in a reliable manner.

The Managing Director shall provide the Board of Directors and its members with the information necessary for the performance of the duties of the Board of Directors.

The Managing Director may undertake measures that are unusual or extensive in view of the scope and nature of the activities of the Company only if so, authorized by the Board of Directors or if it is not possible to wait for a decision of the Board of Directors without causing essential harm to the business operations of the Company. In the latter case, the Board of Directors shall be notified of such measures as soon as possible.

The Managing Director undertakes to promote the Company’s long-term strategy and value creation and act in the Company’s best interest to the best of his ability.

The Managing Director may be appointed to serve on the board of other companies that belong to the Company’s group of companies. The Managing Director will not be paid additional compensation for these tasks.

The Company’s Board of Directors may limit the number of board positions in other companies outside of the Company’s group of companies.

The Managing Director reports to the Board of Directors.

4.2	Place of work and travel

The Managing Director does not have a fixed place of work but works at the employer’s premises or other location where the Managing Director’s current tasks are most closely related.

The Managing Director shall be obligated to travel in Finland and abroad to the extent necessitated by his duties.

4.3	Working hours

The Finnish Working Hours Act (872/2019, as amended) shall not be applied to the Managing Director employment. The Managing Director shall be obligated to organize their working hours to ensure that their duties are appropriately fulfilled.

5	COMPENSATION

5.1	Base salary

The Managing Director total base salary shall comprise a monetary salary and fringe benefits. The amount of the total monthly base salary shall be EUR 26.700.

The Managing Director is entitled to a mobile phone benefit and a company car in accordance with the Company policy in force from time to time. The Company will pay all reasonable and normal costs incurred for the use of the Managing Director’s mobile phone.

The Company may at any time review or terminate any of the fringe benefit policies. If the fringe benefits mentioned in this Section are terminated, the Company will compensate their tax value to the Managing Director.

The base salary shall include remuneration for all extra work and overtime as well as for the waivers of rights made pursuant to this Agreement and the non-competition, non-recruitment and non-inducement undertakings.

The salary shall be paid monthly in connection with the Company’s ordinary payroll as valid at the time to the bank account indicated by the Managing Director. Upon the termination of this Agreement, the final salary will be paid on the Company’s next customary pay day following the termination.

2 (10)

5.2	Revisions to base salary and possible annual bonus

The Company’s Board of Directors shall evaluate and decide upon any revision of the Managing Director salary and benefits. For the avoidance of doubt, it shall be noted that the Company’s Board of Directors shall make their decision independently based on the Company’s financial situation, the realization of the Company’s business plan, and the Managing Director’s success in fulfilling their obligations.

The Managing Director is eligible for short term incentive in the form of a bonus program, subject to the completion of annual goals set by the Board of Directors. The range of bonus payment for the calendar year 2025 is between 0- and 3-months’ salary. The Company reserves a right to change, amend or remove the short-term incentive program in its sole discretion.

5.3	Compensation for expenses

Actual expenses incurred for travel and lodgings by the Managing Director in connection with carrying out work duties shall be reimbursed on the basis of an itemized list of expenses and receipts in the manner later specified by the Company’s Board of Directors. A daily allowance corresponding to the maximum tax-exempt amounts indicated by the tax authorities at any given time shall be paid for business trips. Actual expenses incurred for representing the Company shall be reimbursed on the basis of approved itemized expense lists and receipts. The Company’s Board of Directors shall decide upon an annual representation budget as part of their budget proceedings.

5.5	Long Term Incentive

The Managing Director is entitled to share based incentive program in accordance with the Company’s policy and Board of Directors separate decision.

5.6	Other Benefits

The Managing Director is entitled to occupational health care in accordance with the Occupational Health Care Act (1383/2001, as amended) and the applicable company policy.

The Managing Director is entitled to other applicable personnel benefits offered by the Company to management team members and all employees at any given time.

6	ANNUAL LEAVE

The Managing Director shall be entitled to paid leave pursuant to the Finnish Annual Holidays Act (162/2005, as amended) during the vacation season commencing on 1 April and ending on 31 March each year.

The Managing Director shall agree upon the dates of their annual leave with the Company’s Board of Directors in good time in order not to disrupt the Company’s operations. Provisions laid down in the Annual Holidays Act shall otherwise be applied as applicable.

3 (10)

Upon the termination of this Agreement, the Company may require that the Managing Director takes accrued vacation days partially or in full during the applicable notice period.

The Managing Director’s entitlement to holiday bonus (if any) is determined based on the Company’s policy in force from time to time.

7	SICK PAY

The Managing Director is entitled to sick pay for a maximum of three (3) months of continuous sickness absence, unless otherwise agreed between the Managing Director and the Company, or the Company has decided otherwise.

The Managing Director must inform the Company’s Board of Directors of an absence as soon as possible and, at the Company’s request, provide a proper medical certificate of such illness or injury.

8	INSURANCES

The Company commits to provide the Director with statutory accident and pension insurance and to keep them valid throughout the Director’s employment. The accident insurance includes leisure time accident insurance.

In addition, the Company maintains the Director’s medical expenses insurance, travel insurance (including work and leisure trips), and any other insurance that shall be separately agreed or decided by the Company.

9	INTELLECTUAL PROPERTY RIGHTS

All copyrights and other intellectual property rights to the works, software, databases, inventions and other materials, data and know-how created by the Managing Director in connection with their duties, regardless of whether they can be protected or not, including the right to amend them and to transfer the rights to a third party, shall belong fully and solely to the Company without any compensation.

Furthermore, all rights to inventions, designs and utility models as well as to products and services based thereon shall belong to the Company both to the extent that they have been created during the term of this agreement, as well as in cases where they are created during a six months period following the termination of this agreement unless the Managing Director proves that the said invention, design or utility model was created independently and without the aid of any competence or know-how belonging to the Company.

The Managing Director shall be compensated for inventions according to the Finnish Act on the Right in Employee Inventions, and the amount of compensation will be according to the Company’s valid employee inventions policy.

The Director undertakes to contribute to the transfer of rights to the Company to the extent of their best ability as well as to sign without delay on the Company’s request all transfer documents and other documents possibly necessitated by the transfer of the rights to the Company or their protection in different countries. Furthermore, the Managing Director shall give the Company an irrevocable authorization to sign the aforementioned transfer documents and other documents if the Director has not signed them due to their absence or for some other reason.

4 (10)

Notwithstanding any registration filed on behalf of the Company, the Managing Director agrees not to register or attempt to register during or after this Agreement any trademark, business name, domain name, e-mail address or alike that is confusingly similar or refers to any marks or symbols used by the Company (including, but not limited to, business name, auxiliary business name, trademark or domain names) or is a derivative of any of the marks or symbols used by the Company.

10	CONFIDENTIALITY

During the term of this Agreement and following its termination, the Managing Director shall not themselves use or convey to others business or trade secrets entrusted to the Managing Director by the Company or which have come to the Managing Director’s attention in connection with their duties. The Managing Director undertakes to carefully keep secret such business and trade secrets. Business and trade secrets shall comprise information regarding the Company, its customers or other third parties, which is not generally known to parties other than the aforementioned and whose confidentiality may have an impact on the said parties’ business operations. Information concerning the Company’s products and product development as well as that concerning its business and marketing plans and its customers shall especially constitute trade secrets.

In the event that the Managing Director is in breach of their confidentiality undertaking, they shall be obligated to pay the Company as liquidated damages a sum corresponding to their full salary for a time period of twelve months (or, if the Managing Director’s service has ended, paid during the last twelve-month period before the end of his service) for each breach, and additionally to cover damage incurred by the Company to the extent that it exceeds the amount payable as liquidated damages. Any flexible salary, commission, bonuses or fringe benefits will also be included in the average monthly salary

11	NON-COMPETITION, NON-RECRUITMENT, AND NON-INDUCEMENT

While this Agreement is in force and for a twelve-month period following the termination thereof, the Managing Director shall not directly or indirectly engage in competition with the Company or participate in the operations or management of a competitor of the Company, neither in person nor through a close associate, and shall not even make preparations to engage in such actions.

While this Agreement is in force and for a twelve-month period following the termination thereof, the Managing Director undertakes to not recruit persons employed by the Company to work for the Managing Director’s own company or for a company where the Managing Director is in a position to decide upon the employment of new employees, as well as to abstain from preparing to engage in such activities.

While this Agreement is in force and for a twelve-month period following the termination thereof, the Managing Director undertakes not to induce any of the Company’s customers or cooperation partners to rescind their customership or partnership with the Company, as well as to abstain from preparing to engage in such activities.

5 (10)

Should the Managing Director be in breach of the aforementioned non-competition, non-recruitment or non-inducement undertakings, they shall be obliged to pay the Company as liquidated damages a sum corresponding to their full salary for a time period of twelve months (or, if the Managing Director’s service has ended, paid during the last twelve-month period preceding the end of his service) for each breach, and additionally to cover damage incurred by the Company to the extent it exceeds the amount payable as liquidated damages. The Managing Director shall also not be entitled to receive salary during the period of notice if the Company has terminated this Agreement pursuant to a breach of the aforementioned non-competition, non-recruitment or non-inducement undertakings.

In addition, during the term of this Agreement, the Managing Director shall not be entitled to participate in the operations of another company or to conclude a salaried or non-salaried employment or director’s contract without the written consent of the Company’s Board of Directors issued on a case-by-case basis.

12	COMMUNICATIONS RULES

A representative appointed by the Company’s Board of Directors shall be entitled to receive, search, open and read mail (both regular and email) which is related to the Company’s business operations or to the Managing Director’s position or duties in the Company and which is addressed to the Managing Director and received by the Company or which the Managing Director has sent for the aforementioned purposes. The Company may exercise the said right only in cases where the Managing Director cannot personally read their mail due to a serious or long-term illness or due to other such reasons or circumstances that may lead to the conclusion that the Managing Director’s consent cannot be acquired in a reasonable amount of time or when the matter is time sensitive as well as after the termination of this Agreement or the Managing Director’s work obligation. The Company is obligated to inform the Managing Director in writing of the receipt, searching, opening and reading of their mail, but shall not be obligated to draw up a separate written report concerning the actions taken.

The Managing Director shall ensure that they remove personal mail from their work mail or clearly labels it as personal in nature. In the event that personal mail is observed to be included in mail read by the Company’s representative, the Company shall not have the right to convey the contents of such mail to any third party or to retain a copy thereof.

13	DATA SECURITY

The Managing Director undertakes not to use the Company’s data systems and passwords for any other purposes than to carry out their duties. The Managing Director undertakes not to copy any files, software, or other materials related to the Company’s data systems unless the said copying is carried out as part of the Managing Director’s duties.

While this Agreement remains valid and following its termination, the Managing Director undertakes not to use the Company’s data systems or their parts (such as software, databases, or files) for their own benefit or for that of a third party without the Company’s written consent. No information concerning the Company’s data systems, the parts thereof or any related matters may be conveyed to third parties. The Managing Director shall be diligent in their use of the data systems and abide by instructions provided by the Company. Furthermore, the Managing Director shall also ensure that Company employees are informed of the instructions issued by the Company and that they are followed.

6 (10)

14	TERMINATION

14.1	Termination without cause

Either Party may freely terminate the Agreement by issuing a written notice to the other Party. In the event of termination of this Agreement, the applicable notice period to be observed by the Managing Director is six months and by the Company six months. The Company shall be obligated to continue paying the Managing Director’s salary for the duration of the notice period.

If the Company terminates this Agreement due to reasons other than attributable to the Managing Director, the Company will pay to the Managing Director, in addition to the salary of the notice period, a one-time payment amounting to 6 month’s base salary. For the avoidance of doubt, bonuses and other incentives are not considered when calculating the one-time payment.

14.2	Termination for cause

The Company shall have the right to terminate this Agreement immediately without a period of notice or warning if the Managing Director commits a material misconduct, or is in material breach of the provisions set out in this Agreement; or if the Managing Director intentionally neglects the duties set out in this Agreement, or refuses to abide by material orders issued by the Company’s Board of Directors with regard to the Managing Director’s duties set out in this Agreement; or if other grounds comparable to the grounds for termination laid down in Chapter 7 Section 2 of the Employment Contracts Act or the grounds for termination referred to in Chapter 8 Section 1 or 3 exist.

The Company may cancel the Agreement at least if the Managing Director

(i)	commits any act of gross misconduct or gross negligence that affects the business of the Company or the Company’s group companies;

(ii)	commits any material or persistent breach of any of the terms or conditions of this Agreement including any willful neglect of or refusal to carry out any of the Managing Director’s duties or to comply with any reasonable instructions given thereto by the Board;

(iii)	applies for debt adjustment;

(iv)	is charged with any criminal offence where such charge brings the Company or any of the Company’s group companies into material disrepute, or is convicted of any criminal offence (other than an offence under any road traffic legislation for which a penalty of imprisonment cannot be imposed);

(v)	is disqualified from holding office in the Company or the Company’s group companies or becomes subject to any serious disciplinary sanction by any regulatory body within the industry that undermines the Board’s confidence in the Managing Director’s continued service with the Company as reasonably assessed by the Board;

(vi)	is guilty of any fraud or dishonesty or acts in any way which, in the reasonable opinion of the Board, brings the Managing Director, the Company or the Company’s group companies into disrepute or discredit or is materially adverse to the interests of the Company or the Company’s group companies;

7 (10)

(vii)	resigns as a member of the Board or from another director position held in its group companies except where this has been required by or agreed with the Company; or

(viii)	commits any other material breach comparable to the above.

In the event that the Managing Director commits a breach referred above, the Company may, instead of cancelling the Agreement with immediate effect, freely impose other less severe disciplinary actions on the Managing Director, such as an unpaid temporary suspension.

The Managing Director shall be entitled to terminate this Agreement with immediate effect on the employee’s grounds for cancellation referred to in the valid Employment Contracts Act.

For the avoidance of doubt, the Parties note that if the Company terminates this Agreement for a cause, the Company shall not be obligated to pay the Managing Director’s salary for the time period following the date of termination or the one-time payment referred to in section 14.1.

14.3	Duty to return property

The Managing Director is obligated to immediately return to the Company on its request or at the latest on the date of the termination of this Agreement all documents, correspondence, and files containing the Company’s business or trade secrets or other confidential information as well as materials and property belonging to the Company, such as usernames and passwords, keys, computers, mobile phones, and equipment.

The Managing Director shall not have the right to withhold any materials or property belonging to the Company as collateral for receivables they have from the Company unless the said receivables have been ruled non-contested by a final court decision.

14.4	Terms surviving termination

Such terms which are intended to survive the termination of this Agreement shall remain in force after the termination of this Agreement. Such terms include e.g. those concerning confidentiality and intellectual property rights as well as the non-competition, non-recruitment and non-inducement undertakings.

15	GOVERNING LAW AND DISPUTES

All disputes arising out of this Agreement shall be primarily resolved in negotiations. If the Parties cannot resolve the dispute in negotiations, the disputes shall be resolved in accordance with the law on arbitration.

8 (10)

Any dispute, controversy or claim arising out of or relating to this contract, or the breach, termination, or validity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finland Chamber of Commerce.

(a) The number of arbitrators shall be one.

(b) The seat of arbitration shall be Helsinki, Finland.

(c) The language of arbitration shall be Finnish.

16	MISCELLANEOUS

This Agreement shall supersede all earlier employment and director’s contracts both written and oral if any, concluded between the Company and the Managing Director as well as other related commitments.

To the extent not otherwise agreed upon, all amendments to this Agreement must be made in writing.

Should a Party choose not to exercise a right provided to them in this Agreement, the said choice not to exercise a certain right shall not in any way affect the said Party’s right to exercise the said right at their discretion.

By signing this Agreement, the Managing Director represents and warrants that he has read and understood this Agreement and verifies that he has received clarification for any Sections of this Agreement that may have been unclear due to the language or terminology used in this Agreement.

The Managing Director’s personal data will be collected, stored and used for the purposes of his service in accordance with the applicable legislation and the applicable company policy.

By signing this Agreement, the Managing Director confirms that the Managing Director has no unsettled claims arising from his past service with the Company, apart from ordinary salary payments and holiday pay that have not fallen due at the date of this Agreement.

If any provision of this Agreement is or becomes unenforceable or invalid due to changes in legislation or under an administrative order or for any other reason, the remainder of this Agreement shall remain valid. The Parties undertake to negotiate on the amendment of this Agreement so that the original mutual intent of the Parties when entering into this Agreement shall be effected as closely as possible.

17	SIGNATURES

This Agreement has been executed and signed on March 20,2025 in two (2) identical copies, one (1) for the Company and one (1) for the Managing Director.

9 (10)

SPINNOVA OYJ

/s/ Petri Kalliokoski	/s/ Hanna Liiri
Petri Kalliokoski	Hanna Liiri
Deputy Chair, Board of Directors	Member of the Board of Directors

/s/ Janne Poranen
Janne Poranen
Managing Director

10 (10)